CONSULTING AGREEMENT
    This Consulting Agreement (the "Agreement") is made and entered into as of the 28th day of October, 2021 (the "Effective Date"), between Holly Logistic Services, L.L.C. and its successors (hereinafter referred to as the "Company") and Mark Cunningham (hereinafter referred to as "Consultant").
Recitals
WHEREAS, Consultant will cease to be a salaried employee of the Company on February 18, 2022 (“Retirement”); and
WHEREAS, the Company desires that Consultant to consult with the Company following his Retirement;
NOW, THEREFORE, in consideration of the parties' mutual promises, the Company engages the services of Consultant on the following terms and conditions:
1.This Agreement shall be effective commencing on February 19, 2022, and shall continue in effect thereafter on a calendar month to calendar month basis for the following twelve months until February 19, 2023 (collectively, the "Term"). Notwithstanding the foregoing, this Agreement may be terminated (a) by the Company at any time for cause, or (b) by either party upon thirty (30) days advance written notice to the other party. For purposes of this Agreement, cause is defined as: (w) Consultant’s material breach of this Agreement; (x) fraud, forgery, misrepresentation or dishonesty; (y) conviction of, or plea of no contest to, a felony crime; or (z) any act or omission by Consultant that causes, or could reasonably be expected to cause, material injury to the Subject Companies.
2.In performing Consultant's obligations hereunder, Consultant shall comply with all applicable laws and with all applicable orders, rules and regulations of all duly constituted authorities.
3.During the Term, Consultant shall perform such services for the Company and its subsidiaries (collectively, the “Subject Companies”) as shall be requested by the senior management of the Subject Companies from time to time. Consultant agrees that nothing herein obligates the Subject Companies to use Consultant for any services.
4.Consultant shall at all times be an independent contractor. Nothing in this Agreement shall be construed as creating the relationship of principal and agent, or employer and employee, between the Subject Companies, on the one hand, and Consultant, on the other hand. The Subject Companies and Consultant recognize that Consultant's services require specialized training and skills. Consultant shall have no authority to hire any persons on behalf of the Subject Companies, and any person whom Consultant may employ shall be deemed to be solely the employee of Consultant. Consultant shall have control and management of the work under this Agreement, and no right is reserved to the Subject Companies to direct or control the manner in which the work is performed, as distinguished from the result to be accomplished. Nothing herein contained shall be construed to authorize Consultant to incur any debt, liability or obligation of any nature for or on behalf of the Subject Companies. Consultant agrees, however, that said work and services shall be completed and delivered in accordance with instructions delivered to Consultant by the Subject Companies from time to time and consistent with the policies and practices of the Subject Companies. Neither Consultant nor Consultant's agents or employees, if any, shall be eligible to participate in any benefits or privileges given or extended by the Subject Companies to its employees, including, but not limited to, pension, profit sharing, workers' compensation insurance, unemployment insurance, other insurance, health, medical, life or disability benefits or coverage, or paid time off. Consultant agrees to be solely responsible for the acts or omissions of

Consultant and Consultant's employees, if any, including acts or omissions during the performance of services pursuant to this Agreement.
5.As full and complete compensation for the services to be performed hereunder during the Term, the Company shall pay and the Consultant shall receive a payment of $50,000 per calendar month to provide up to 40 hours per month of services to the Subject Companies. Within five (5) business days following the end of each calendar month, Consultant shall submit an invoice to the Company that details (x) the total number of hours during the calendar month that services were provided by the Consultant pursuant to this Agreement, and (y) a brief description of the services provided during the calendar month to which the invoice relates. At the request of the Company, Consultant shall submit documentation evidencing the work performed.
6.The Company shall pay or reimburse Consultant for all reasonable (in type and amount) and necessary business expenses, including travel expenses, incurred by Consultant in the course of providing consulting services for the Company, subject to prior approval by the Company. Consultant shall furnish the Company with the documentation required by the Internal Revenue Code of 1986, as amended (or by any successor revenue statute) and the regulations thereunder in connection with all such expenses including, without limitation, all approved business travel and entertainment expenses.
7.It is expressly intended that Consultant shall, in all instances, be an independent contractor of the Subject Companies. Nothing herein prevents Consultant from providing independent contractor services to other individuals or businesses, provided such other services do not: (1) interfere with Consultant's provision of services under this Agreement; (2) divulge or misappropriate any information concerning the Subject Companies’ operations or the results of any operations conducted by the Subject Companies; or (3) create a conflict of interest with the business of the Subject Companies. Unless the Subject Companies agree otherwise, Consultant shall be solely responsible for procuring, paying for and maintaining any equipment, software, tools or supplies necessary or appropriate for the performance of Consultant's services hereunder. Consultant shall not use his Company-issued laptop to perform services for other individuals or businesses. Consultant agrees that she will use his Company-issued laptop only for purposes of providing the services under this Agreement.
8.Pursuant to Consultant's responsibility as an independent contractor, Consultant agrees to and does hereby accept full and exclusive liability for the payment of any and all income taxes and contributions or taxes for unemployment insurance, social security or disability benefits and old age retirement benefits, pensions or annuities now or hereafter imposed by or under the laws of the United States or laws of the state in which this Agreement is to be performed and which are measured by the wages, salaries or other remuneration paid to any persons furnished by Consultant on work performed under the terms of this Agreement. Consultant agrees to make payments of any and all such contributions and taxes or similar charges and to relieve the Company of and from any and all liability therefor. Consultant shall be solely responsible for payment of all taxes, including self-employment taxes, due as a result of the Company's payment for services rendered pursuant to this Agreement and shall indemnify the Company in the event the Company is required to pay any such taxes on behalf of Consultant. Consultant further agrees to fully comply with the Occupational Safety and Health Act of 1970 and all laws and regulations applicable to fair and equal employment. Consultant also assumes all liability for any applicable sales or use taxes.
9.In order to induce the Company to enter into this Agreement, Consultant hereby agrees that, except as required by applicable law, all non-public documents, records, techniques, business secrets and other information which come into Consultant's possession from time to time relating to the Subject Companies, or to Consultant's work for the Subject Companies, shall be deemed to be confidential and proprietary to the

Subject Companies, as applicable, and Consultant further agrees to retain in confidence any confidential information known to Consultant concerning the Subject Companies and their businesses. Consultant acknowledges that if she is subject to various legal holds issued by the Subject Companies, she will not destroy or delete any documents subject to the legal holds. In the event of a breach or threatened breach by Consultant of the provisions of this Paragraph 9, the Subject Companies, as applicable, shall, in addition to any other available remedies, be entitled to an injunction restraining Consultant from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed or from destroying or deleting any documents subject to a legal hold. If Consultant is legally required to disclose confidential information relating to the Subject Companies, Consultant shall promptly notify the Subject Companies so that the Subject Companies may seek to prevent or limit the disclosure of such confidential information.
10.All proprietary technology and all financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, relating to the Subject Companies’ current or potential business, that are developed, written, conceived of, or improved upon by Consultant, singly or jointly, in connection with, as a result of, or otherwise incident to the performance of this Agreement, shall be the sole property of the Subject Companies. Accordingly, Consultant will disclose, deliver, and assign to the applicable Subject Company all of Consultant's right, title and interest in and to such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright. Consultant agrees to execute all documents and patent applications, to make all arrangements necessary to further document such ownership and/or assignment, and to take whatever other steps may be needed to give the applicable Subject Company the full benefit of them, both during the Term and thereafter. Consultant specifically agrees that all copyrighted materials generated or developed under this Agreement, including but not limited to computer programs and documentation, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by the Subject Companies.
11.Unless approved by the Company, all services under this Agreement shall be provided by Consultant and by no other person. This Agreement shall not be assigned by Consultant nor shall any work to be performed hereunder be sublet or subcontracted by Consultant. The Company may assign this Agreement to any successor to substantially all the business or assets of the Company.
12.All notices and written communications under this Agreement shall be effective when received or refused at the addresses set forth below, unless changed by written notice to the other party.
Company:     HollyFrontier Corporation
        2828 N. Harwood, Suite 1300
    Dallas, Texas 75201
    Attn: Chief Executive Officer

With a copy to:    HollyFrontier Corporation
    2828 N. Harwood, Suite 1300
    Dallas, Texas 75201
    Attn: General Counsel

Consultant:     To such address as provided by the Consultant to the Company.

13.The validity of this Agreement and any of its provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of Texas. This Agreement comprises the entire agreement between the Company and Consultant. No amendment or modification of this Agreement shall be effective for any purpose whatsoever unless in writing and signed by both parties. There are no agreements, understandings, conditions or representations, express or implied with reference to the subject matter hereof that are not merged herein or superseded hereby. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect hereto and no other agreement relating to the subject matter of this Agreement not contained herein shall be valid or binding. Notwithstanding the foregoing, this Agreement does not supersede any separation and/or release agreement between the parties if such an agreement was executed in connection with Consultant's separation from employment with the Company.
14.Any dispute or controversy, specifically excluding a request for injunctive relief under Paragraph 9 above, arising under or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator to be held, and the award made, in Dallas County, Texas, pursuant to the then existing rules of the American Arbitration Association (AAA). If a party is unable to resolve a dispute hereunder after good faith negotiation, then either party may request, by written notice to the other, to commence arbitration under this Agreement. In such event, each party shall nominate one person as the proposed arbitrator. If the parties agree upon one person nominated, then that person shall serve as arbitrator. If the parties are unable to so agree, then the two persons so nominated by the parties shall select a third independent person to serve as the arbitrator. In the event one party fails to nominate a proposed arbitrator, the parties may then obtain a list of five proposed arbitrators from AAA who will be alternatively stricken by the parties until one arbitrator remains, who shall then serve as the arbitrator. Consultant shall strike first from the AAA panel. Any arbitrator on any proposed panel or selected shall have experience in human resources and/or government affairs and shall not be involved in the controversy, or be or have been an officer, director, relative, representative, employee or agent of or for either party. The selection of the arbitrator shall be made within 30 days after the written demand for arbitration is received. The arbitration shall be conducted within 30 days after the arbitrator is selected, and the arbitrator shall issue his decision within 30 days after the arbitration hearing is concluded. All fees and expenses of the arbitrator shall be borne by the party which does not prevail in the arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction and shall be final, binding and conclusive upon the parties hereto.
15.The Company's right to require strict performance of Consultant's obligations shall not be affected in any way by any previous waiver, forbearance or course of dealing.
16.If any part of this Agreement shall be held unenforceable, the rest of this Agreement will nevertheless remain in full force and effect.
17.Except for obligations specifically provided for herein with respect to periods after the expiration or termination of this Agreement, the provisions of this Agreement shall continue to apply for one year following the expiration or termination of this Agreement.
18.Consultant agrees to promptly reimburse the Company for all damages, costs, and expenses, including attorneys' fees, incurred by the Subject Companies and arising out of or resulting from any breach of this Agreement by Consultant.
19.The parties warrant and represent that they have read this entire Agreement, including any attachments, have had ample time to consider same, fully understand all of its provisions and knowingly and voluntarily accept and execute this Agreement of their own free will and without any undue influence or coercion.
[Signature Page Follows]

EXECUTED at Dallas, Texas on the day and year first above mentioned.
    COMPANY
    Holly Logistic Services, L.L.C.

    By: /s/ Richard L. Voliva III
        Richard L. Voliva III
        President

    CONSULTANT

    By: /s/ Mark Cunningham
     Mark Cunningham
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